Exhibit 107

Calculation of Filing Fee Tables

……F-1…..

(Form Type)

……………………Versus Systems Inc.………………………..…

(Exact Name of Registrant as Specified in its Charter)

…………………Not Applicable…………………

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid
	Equity	Common Shares, no par value per share (3)	Rule 457(o)	—	—	$6,900,000	$110.20 per $1,000,000	$760.38
	Equity	Warrants to purchase Common Shares	Other	—	—	— (4)	$110.20 per $1,000,000	— (4)
	Equity	Common Shares underlying warrants include fn3 referencing the option	Rule 457(o)	—	—	$8,280,000	$110.20 per $1,000,000	$912.46
	Equity	Representative’s warrants to purchase Common Shares (5)	Other	—	—	— (4)	$110.20 per $1,000,000	— (4)
	Equity	Common Shares underlying representative’s warrants	Rule 457(o)	—	—	$1,062,600	$110.20 per $1,000,000	$117.10
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$16,242,600		$1,789.94
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due					$16,242,600		$1,789.94

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	Includes the offering price of common shares and/or warrants that may be purchased by the representatives if the option to purchase additional common shares and/or warrants is exercised by the underwriters. See “Underwriting.”
(4)	No fee required pursuant to Rule 457(g) under the Securities Act.
(5)	As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $1,062,600, which is equal to 7.0% of the aggregate value of the common shares to be sold in the offering, including the common shares underlying the warrants offered, at an exercise price equal to 100% of the public offering price per share. Pursuant to Rule 416, the registrant is also registering an indeterminate number of additional common shares that are issuable by reason of the anti-dilution provisions of the representative’s warrants.